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                                                                      Exhibit 11


                                                                January 25, 2006



MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
      Incorporated,
THOMAS WEISEL PARTNERS LLC
c/o Merrill Lynch & Co.
      Merrill Lynch, Pierce, Fenner & Smith
      Incorporated

4 World Financial Center
New York, New York  10080



Re:   Proposed Offering by United Auto Group, Inc.



Dear Sirs:

      The undersigned, a stockholder of United Auto Group, Inc., a Delaware corporation (the "COMPANY"), understands that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MERRILL LYNCH") and Thomas Weisel Partners LLC (together, the "INITIAL PURCHASERS") propose to enter into a Purchase Agreement (the "PURCHASE AGREEMENT") with the Company and the Guarantors party thereto (as defined in the Purchase Agreement) providing for the offering (the "OFFERING"), pursuant to Rule 144A under the Securities Act of 1933, as amended (the "SECURITIES ACT") of Convertible Senior Subordinated Notes due 2026 of the Company (the "INITIAL SECURITIES") and the grant by the Company and the Guarantors to the Initial Purchasers of the option to purchase additional Convertible Senior Subordinated Notes due 2026 (the "OPTION SECURITIES"). The Initial Securities, together with the Option Securities, are collectively referred to as the "Securities". In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder and an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each Initial Purchaser that, during a period of 90 days from the date of the Purchase Agreement, (the "LOCK-UP PERIOD"), the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's common stock $0.0001 par value (the "COMMON STOCK") or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act, with respect to any of the foregoing (collectively, the "LOCK-UP SECURITIES") or
(ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.


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      Notwithstanding anything herein to the contrary, the foregoing shall not be deemed to restrict the undersigned with respect to (1) the exercise of options to acquire shares of Common Stock, (2) the disposition or sale of shares of Common Stock to the Company, (3) the sale, when combined with all other sales by the undersigned and any person listed on Schedule A hereto, of up to 40,000 shares of Common Stock (without double-counting the number of any shares sold or disposed under two preceding paragraphs of (1) and (2) hereof), (4) shares of Common Stock that have been pledged by the undersigned in favor of a financial institution prior to the date hereof, or (5) the entering into of any written trading plan or agreement ("RULE 10B5-1 PLAN") with a broker designed to comply with Rule 10b5-1(c)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended, provided that any such Rule 10b5-1 Plan shall specify that any sales of Common Stock sold for the undersigned's benefit pursuant to the Rule 10b5-1 Plan shall not occur prior to the expiration of the Lock-Up Period.

      Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch, provided that (1) Merrill Lynch receives a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, and (2) except with respect to clause (iv) below, any such transfer shall not involve a disposition for value:

      (i)   as a bona fide gift or gifts; or

      (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

      (iii) as a distribution to limited partners or stockholders of the undersigned; or

      (iv) to the undersigned's affiliates or any entity under common control with the undersigned or to any investment fund or other entity controlled or managed by the undersigned.

      Furthermore, during the Lock-Up Period, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

      The aggregate amount of Lock-Up Securities transferred by the undersigned pursuant to the preceding paragraph shall not exceed 40,000 shares. For avoidance of doubt, the restriction under the preceding paragraph shall be applicable during (and only during) the 90-day lock up period; therefore, such restriction shall cease to apply after the expiration of said lock up period.

      The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.


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      If the Company notifies you in writing that it does not intend to proceed with the offering of the Securities, or for any reason following the execution of the Purchase Agreement it shall be terminated prior to the time of purchase in accordance with the terms of the Purchase Agreement, this letter agreement shall be terminated and the undersigned shall be released from its obligations hereunder.

                                       Very truly yours,



                                          Mitsui & Co., Ltd.



                                       Signature:    /s/ T. Nakayama
                                                  -----------------------------
                                                  T. Nakayama
                                                  General Manager
                                                  First Motor Vehicles Division
                                                  Machinery Business Group


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